Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 29, 2008

Contact: Keith Schroeder

Chief Financial Officer

(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD SALES AND

EARNINGS IN THIRD QUARTER RESULTS

PRYOR, OKLAHOMA (October 29, 2008) – Orchids Paper Products Company (AMEX: TIS) today reported net income for the three months ended September 30, 2008 of $1.4 million, or $0.22 per diluted share, a new quarterly record, compared with $1.1 million, or $0.18 per diluted share, in the same period in 2007. Net income was $2.9 million, or $0.45 per diluted share, for the first nine months of 2008, an increase of $1.2 million compared to net income of $1.7 million, or $0.27 per diluted share, reported for the first nine months of 2007.

Three-month period ended September 30, 2008

Net sales for the 2008 quarter were a new quarterly record of $23.3 million, an increase of 21% over the $19.2 million reported for the same quarter of 2007. Net sales of converted product in the third quarter of 2008 were $19.3 million, an increase of 17% compared to the $16.5 million of net sales in the same period in 2007 while net sales of parent rolls increased 47% to $4.0 million compared to $2.7 million in the same quarter over quarter comparison. The increase in converted product net sales was primarily the result of a 21% increase in the net selling price per ton which was slightly offset by lower tonnage shipped. Parent roll sales increased primarily due to a 27% increase in tonnage shipped and a 15% increase in selling prices.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased $352,000 to $3.0 million in the quarter ended September 30, 2008, a quarterly record, compared to $2.7 million in the prior year quarter. As a percent of net sales, EBITDA was 13.0% in the 2008 quarter compared with 13.9% in the 2007 quarter.

Gross profit for the third quarter of 2008 was $3.8 million, an increase of $573,000, or 18%, when compared with a gross profit of $3.2 million in the comparable prior year quarter. Gross profit as a percent of net sales decreased to 16.3% in the third quarter of 2008 compared to 16.8% for the same period in 2007. Gross profit was negatively affected by higher paper production costs and higher converting production costs. Paper production costs increased primarily due to a 19% increase in waste paper prices and a 34% increase in natural gas prices in the 2008 quarter compared to the 2007 quarter. The higher waste paper prices resulted in increased waste paper costs of approximately $880,000. The increased natural gas costs resulted in higher gas costs of approximately $330,000.

Converting production costs increased in the 2008 quarter compared to the 2007 quarter primarily due to higher maintenance and repair costs of approximately $500,000 and the cost of a productivity consultant of $274,000. The higher maintenance and repair costs, which expenditure includes parts, service technicians and consultants, and the productivity consultant are part of the

Company’s ongoing efforts to improve productivity in the converting operation. The productivity consultant’s engagement, which ended in mid-September, included designing and implementing a management operating system and assisting the Company’s management team in implementing a new work schedule and work practices. The management operating system helped identify and confirm the root causes of issues which impair production. The higher maintenance and repair costs primarily resulted from addressing these issues. The Company expects its level of maintenance expenditures to decrease by approximately $250,000 in the fourth quarter of 2008 and by an additional $70,000 for a total reduction of $320,000, beginning in the first quarter of 2009. As a result of these efforts, converting productivity from the beginning of September through late October improved approximately 20% when compared with the run rate experienced in the first eight months of 2008. As a percent of net sales, gross profit decreased primarily due to the higher paper and converting production costs being somewhat offset by higher selling prices and volumes.

Selling, general and administrative expenses in the third quarter of 2008 totaled $1.6 million, an increase of $255,000, or 20%, when compared with selling, general and administrative expenses of $1.3 million in the third quarter of 2007. Higher costs associated with additions to the Company’s senior management team accounted for most of the increase. As a percent of net sales, selling, general and administrative expenses declined slightly for the quarter ended September 30, 2008, compared to the prior year quarter.

Interest expense for the third quarter of 2008 totaled $310,000 compared to interest expense of $635,000 in the same period in 2007. Lower LIBOR interest rates, lower LIBOR margins and the absence of interest on our $2.15 million, 12% subordinated debentures, which were retired in December 2007, accounted for most of the decrease.

Nine-month period ended September 30, 2008

For the first nine months of 2008, the Company reported net sales of $65.9 million, an increase of 21% compared to $54.4 million reported for the first nine months of 2007. Net sales of converted product in the first nine months of 2008 increased $5.7 million, or 12%, to $53.8 million compared to the same period in 2007, while net sales of parent rolls increased $5.8 million or 92% in the 2008 nine-month period to $12.1 million compared to the 2007 period. In the nine months ended September 30, 2008, the net selling price per ton of converted product increased 15% compared to the same period of 2007 while tonnage shipped decreased slightly. Net sales of parent rolls in the nine months ended September 30, 2008 increased due to a 62% increase in tonnage shipped and a 19% increase in selling prices compared to the 2007 period.

EBITDA increased $1.0 million to $7.5 million in the nine months ended September 30, 2008, compared to $6.5 million in the first nine months of 2007. As a percent of net sales, EBITDA was 11.4% in the 2008 nine-month period compared with 11.9% in the 2007 period.

Gross profit for the nine months ended September 30, 2008 was $9.6 million, an increase of $1.9 million, or 25%, when compared with a gross profit of $7.7 million in the comparable prior year period. Gross profit as a percent of net sales increased to 14.6% in the 2008 period compared to 14.2% for the same period in 2007. Gross profit and gross profit as a percentage of net sales were negatively affected by the factors previously discussed for the three-month period.

Paper production costs increased due to higher waste paper prices of approximately 19% for the nine-month period of 2008 while natural gas prices increased approximately 24% during the same period. The increased waste paper prices increased the Company’s cost of waste paper by approximately $2.5 million in the nine-month period ended September 30, 2008, compared to the same period in 2007. The increased natural gas prices resulted in an $790,000 increase in the cost of natural gas consumed. As a percent of net sales, gross profit increased primarily due to the higher sales volumes and higher selling prices being mostly offset by higher paper and converting production costs and, to a lesser extent, the lower gross profit margins realized on the increased parent roll sales when compared to margins realized on converted product sales.

Selling, general and administrative expenses in the nine months ended September 30, 2008 totaled $4.4 million, an increase of $902,000, or 26%, when compared with selling, general and administrative expenses of $3.5 million in the same period of 2007. Higher costs associated with additions to the Company’s senior management team, increased accruals under the Company’s incentive bonus plan and increased packaging-related selling costs accounted for most of the increase. As a percent of net sales, selling, general and administrative expenses increased to 6.7% for the nine-month period ended September 30, 2008 compared to 6.5% in the prior year period.

Interest expense for the nine-month period ended September 30, 2008 totaled $1.0 million compared to interest expense of $2.2 million in the same period in 2007. Lower LIBOR rates and margins over LIBOR and the absence of interest on the Company’s subordinated debentures as discussed above all contributed to the decrease.

The Company generated $3.7 million in cash from operations in the nine-month period ended September 30, 2008, primarily from cash earnings being somewhat offset by higher trade receivable and inventory levels. Cash used in investing activities was $4.2 million, which was primarily related to expenditures on the Company’s previously announced automation project in the converting operation. The $4.75 million project is now scheduled for completion in December 2008.

The Company is obligated through March 2009 to purchase all of its natural gas requirements through a program established by its broker that utilizes a combination of fixed price contracts, options and spot purchases. Beginning in the latter part of the third quarter, prices for natural gas futures began to decrease. In response to this, the Company entered into a fixed price contract in late October 2008 with its broker for approximately 60% of its natural gas requirements at $7.50 per MMBTU for the period from April 2009 through March 2010. The remaining 40% of the Company’s requirements for the April 2009 through March 2010 time period will be purchased under the current program of a combination of fixed price contracts, options and spot purchases.

Commenting on the results, Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are very encouraged with the results of the third quarter, which included record sales and earnings. We achieved the record earnings despite a $274,000 consulting expense and unusually high maintenance and repair costs. Our program on continuous improvement in the converting operation is beginning to yield results as production levels in September and October have exceeded the prior eight month’s trend by 20%. By the end of the quarter, we were able to implement our previously discussed product content and pricing changes. The tissue market remains strong with several opportunities available to sell our additional converting production. We believe we are well positioned to take advantage of these opportunities.”

Additionally, Mr. Snyder stated, “The current economic and credit crisis has had profound effects on many industries, however our current order backlog remains strong and we expect that situation to continue. While world-wide virgin pulp prices have seen significant decreases in recent months, the grades of waste paper we use to produce paper have not experienced price decreases to date.”

As announced, the Company will hold a teleconference to discuss its third quarter earnings at 10:00 a.m. (CDT) on Thursday, October 30. All interested parties may participate in the teleconference by calling (800) 688-0796 and providing passcode 74507381. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in 15 minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 18, 2008.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Converted product net sales	$19,300	$16,482	$53,798	$48,068
Parent roll net sales	4,012	2,736	12,104	6,302
Net Sales	23,312	19,218	65,902	54,370
Cost of Sales	19,518	15,997	56,297	46,664
Gross Profit	3,794	3,221	9,605	7,706
Commission Expense	260	224	753	702
Other Selling, General & Administrative Expenses	1,291	1,072	3,674	2,823
Total Selling, General & Administrative Expenses	1,551	1,296	4,427	3,525
Operating Income	2,243	1,925	5,178	4,181
Interest Expense	310	635	1,041	2,216
Other Income, net	(3)	(2)	(9)	(29)
Income Before Income Taxes	1,936	1,292	4,146	1,994
Provision for Income Taxes	513	156	1,225	246
Net Income	$1,423	$1,136	$2,921	$1,748

Net income per share:
Basic	$0.22	$0.18	$0.46	$0.28
Diluted	$0.22	$0.18	$0.45	$0.27

EBITDA Reconciliation:
Net Income	$1,423	$1,136	$2,921	$1,748
Plus: Interest Expense	310	635	1,041	2,216
Plus: Income Tax Expense	513	156	1,225	246
Plus: Depreciation	783	750	2,310	2,248
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$3,029	$2,677	$7,497	$6,458

Operating Data:
Total Tons Shipped	13,837	13,390	41,025	37,367
Net Selling Price per Ton	$1,685	$1,435	$1,606	$1,455
Total Paper Cost per Ton Consumed	$799	$733	$810	$748
Total Paper Cost	$11,056	$9,860	$33,240	$27,950

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$(5)	$3,201	$3,701	$5,110
Investing Activities	$(1,423)	$(257)	$(4,159)	$1,023
Financing Activities	$1,179	$(2,945)	$467	$(6,133)

	As of
	Sept. 30, 2008	Dec. 31, 2007
Balance Sheet Data:
Working Capital	$4,426	$1,714
Net Property, Plant and Equipment	$58,706	$56,856
Total Assets	$73,941	$68,303
Long-Term Debt, net of current portion	$23,379	$23,264
Total Stockholders' Equity	$31,237	$28,042